As filed with the Securities and Exchange Commission on December 21, 2015
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

_________________________

S&W SEED COMPANY
 (Exact name of registrant as specified in its charter)

Nevada	0139	27-1275784
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

7108 North Fresno Street, Suite 380
Fresno, CA 93720
(559) 884-2535
 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Mark S. Grewal
7108 North Fresno Street, Suite 380
Fresno, CA 93720
(559) 884-2535
 Name, including zip code, and telephone number, including area code, of agent for service)

Copies to:
P. Rupert Russell, Esq. Shartsis Friese, LLP One Maritime Plaza, 18th Floor San Francisco, CA 94111 (415) 421-6500	Jolie Kahn, Esq. 2 Liberty Place 50 South 16th Street Suite 3401 Philadelphia, PA 19102 (215) 253-6645

_________________________

Approximate Date of Commencement of the Proposed Sale to the Public: As soon as practicable after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:   ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered in connection with dividend or interest reinvestment plans, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:   ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box:    ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of "large accelerated filer," "accelerated filer," and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to Be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price per Security(2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common stock	1,180,722	$4.12	$4,864,574.64	$489.87

(1)

In accordance with Rule 416 promulgated under the Securities Act of 1933, this Registration Statement shall be deemed to cover an indeterminate amount of additional securities to be offered or issued from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for purposes of calculating the amount of the registration fee in accordance with Rule 457(c) under the Securities Act based on the average of the high and low sales prices of the registrant's Common Stock on the Nasdaq Capital Market on December 17, 2015, which date is within five business days of the filing of this registration statement.

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the related registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED DECEMBER 21, 2015

PRELIMINARY PROSPECTUS

1,180,722 Shares of Common Stock

This prospectus relates to the offer and resale by MFP Partners, L.P., the selling stockholder, of up to an aggregate of 1,180,722 shares of our common stock sold to the selling stockholder in a private placement that was consummated on November 24, 2015.

The selling stockholder may offer its shares from time to time directly or through one or more underwriters, broker-dealers or agents, in the over-the-counter market at market prices prevailing at the time of sale, in one or more privately negotiated transactions at prices acceptable to the selling stockholder, or otherwise, so long as our common stock is trading on the Nasdaq Capital Market or another listed exchange, or any over-the-counter market, and, if not, sales may only take place at fixed prices. We are registering these shares of our common stock for resale by the selling stockholder, or its transferees, pledgees, donees or assigns or other successors-in-interest that receive any of the shares as a gift, distribution, or other non-sale related transfer. We will not receive any proceeds from the sale of shares by the selling stockholder. These shares are being registered to permit the selling stockholder to sell shares from time to time, in amounts, at prices and on terms determined at the time of offering. The selling stockholder may sell this common stock through ordinary brokerage transactions, directly to market makers of our shares or through any other means described in the section entitled "Plan of Distribution" beginning of page 24. In connection with any sales of the common stock offered hereunder, the selling stockholder, any underwriters, agents, brokers or dealers participating in such sales may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

We have agreed to pay certain expenses in connection with the registration of the shares. The selling stockholder will pay all underwriting discounts and selling commissions, if any, in connection with the sale of the shares.

Our common stock is traded on the Nasdaq Capital Market under the symbol "SANW."  On December 18, 2015, the last reported sale price of our common stock on the Nasdaq Capital Market was $4.16 per share.

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISKS. SEE "RISK FACTORS" ON PAGE 4 OF THIS PROSPECTUS AND IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS TO READ ABOUT FACTORS YOU SHOULD CONSIDER BEFORE BUYING OUR SECURITIES.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2015

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the United States Securities and Exchange Commission (the "Commission") using the Commission's registration rules for a delayed or continuous offering and sale of securities. Under the registration rules, using this prospectus and, if required, one or more prospectus supplements, the selling stockholder named herein may distribute the shares of common stock covered by this prospectus. This prospectus also covers any shares of common stock that may become issuable as a result of stock splits, stock dividends or similar transactions.

A prospectus supplement may add, update or change information contained in this prospectus. We recommend that you read carefully this entire prospectus, especially the section entitled "Risk Factors" beginning on page 4, and any supplements before making a decision to invest in our common stock.

Trademarks, service marks or trade names of any other companies appearing in this prospectus are the property of their respective owners. Use or display by us of trademarks, service marks or trade names owned by others is not intended to and does not imply a relationship between us, and/or endorsement or sponsorship by, the owners of the trademarks, service marks or trade names.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. We are offering to sell, and seeking offers to buy, the securities described in this prospectus only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of shares or warrants. You should not assume that the information appearing in this prospectus or any applicable prospectus supplement or amendment to this prospectus or the documents incorporated by reference herein or therein is accurate as of any date other than their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

i

CAUTIONARY NOTE REGARDING FORWARD LOOKING STATEMENTS

This prospectus contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they never materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including but not limited to any projections of revenue, margins, expenses, tax provisions, earnings, cash flows and other financial items; any statements of the plans, strategies and objectives of management for future operations; any statements regarding our ability to raise capital in the future; any statements concerning expected development, performance or market acceptance relating to our products or services or our ability to expand our grower or customer bases; any statements regarding future economic conditions or performance; any statements of expectation or belief; any statements regarding our ability to retain key employees; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are often identified by the use of words such as, but not limited to, "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "will," "plan," "project," "seek," "should," "target," "will," "would," and similar expressions or variations intended to identify forward-looking statements. We have based these forward-looking statements on our current expectations about future events. Such forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results and the timing of certain events to differ materially from future results expressed or implied by such forward-looking statements. Risks, uncertainties and assumptions include the following:

  whether we are successful in securing sufficient acreage to support the growth of our alfalfa seed business,

  the continued ability of our distributors and suppliers to have access to sufficient liquidity to fund their operations;

  trends and other factors affecting our financial condition or results of operations from period to period;

  the impact of crop disease, severe weather conditions, such as flooding, or natural disasters, such as earthquakes, on crop quality and yields and on our ability to contract production, procure or export our products;

  the impact of pricing of other crops that may be influence what crops our growers elect to plant;

  our plans for expansion of our business (including through acquisitions) and our ability to successfully integrate acquisitions into our operations;

  whether we are successful in aligning expense levels to revenue changes;

  whether we are successful in monetizing our stevia business;

  the cost and other implications of pending or future legislation or court decisions and pending or future accounting pronouncements; and

  other risks that are described herein including but not limited to the items discussed in "Risk Factors" below, and that are otherwise described or updated from time to time in our filings with the Commission.

ii

You are urged to carefully review the disclosures made concerning risks and uncertainties that may affect our business or operating results, which include, among others, those listed in "Risk Factors" of this prospectus.

Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Many factors discussed in this prospectus, some of which are beyond our control, will be important in determining our future performance. Consequently, actual results may differ materially from those that might be anticipated from the forward-looking statements. In light of these and other uncertainties, you should not regard the inclusion of a forward-looking statement in this prospectus as a representation by us that our plans and objectives will be achieved, and you should not place undue reliance on such forward-looking statements. All forward-looking statements included herein are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Furthermore, such forward-looking statements speak only as of the date of this prospectus. We undertake no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

iii

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in or incorporated by reference into this prospectus. This summary does not contain all of the information that you should consider before deciding whether to exercise your subscription rights. You should carefully read this entire prospectus, including the information under the heading "Risk Factors" in this prospectus beginning on page 4 and in the documents incorporated by reference into this prospectus, which are described under the heading "Incorporation by Reference." In this prospectus, all references to the "Company," "S&W," "we," "us" and "our" refer to S&W Seed Company, a Nevada corporation, and its subsidiaries and predecessors, unless the context otherwise requires or where otherwise indicated.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from the information contained in this prospectus. The common stock is not being offered in any jurisdiction where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of when this prospectus is delivered or when any sale of our securities occurs.

Our Company and Corporate History

Founded in 1980 and headquartered in the Central Valley of California, we believe we are the leading producer and distributor of alfalfa seed in the world. Our production capabilities span both hemispheres in the world's key alfalfa seed production regions, with operations in the San Joaquin and Imperial Valleys of California, other Western states, South Australia and Canada. We sell our seed varieties in more than 30 countries across the globe primarily through a network of distributors. Historically, we have been recognized as the leading producer of non-dormant alfalfa seed varieties, which varieties have been bred for warm climates and high-yields, including varieties that can thrive in poor, saline soils. Our December 2014 acquisition of certain alfalfa research and production facility and conventional (non-GMO) alfalfa germplasm assets of DuPont Pioneer, a wholly-owned subsidiary of E.I. du Pont de Nemours and Company, has made us a leading producer of dormant, high yield alfalfa seed varieties, which are the varieties suitable for cold weather conditions. As a result of the above activity, our alfalfa seed business now encompasses the production, breeding and sale of non-dormant and dormant conventional varieties and the potential for future production and sale of GMO (genetically modified organism) varieties. In addition to alfalfa seed production and sales, which is our core business, we also conduct an ongoing stevia breeding program.

Following our initial public offering in fiscal 2010, we expanded certain pre-existing business initiatives and added new ones, including:

  diversifying our production geographically by expanding from solely producing seed in the San Joaquin Valley of California to initially adding production capability in the Imperial Valley of California, then expanding into Australia (primarily South Australia) and, most recently, adding production in other western states and Canada;

  expanding from solely offering non-dormant varieties to now having a full range of both dormant and non-dormant varieties;

  teaming with Monsanto Company and Forage Genetics International, LLC to develop GMO alfalfa seeds, using our germplasm and Monsanto's genetically modified traits; expanding the depth and breadth of our research and development capabilities in order to develop new varieties of both dormant and non-dormant alfalfa seed with traits sought after by our existing and future customers;

  expanding our distribution channels and customer base, initially through the acquisition of the customer list of our key international customer in the Middle East in July 2011, and thereafter, through certain strategic acquisitions;

  expanding our sales geographically both through the expansion of our product offerings to have product needed in regions we historically did not cover and through an expansion of our sales and marketing efforts generally; and

  implementing a stevia breeding program to develop new stevia varieties that incorporate the most desirable characteristics of this all-natural, zero calorie sweetener.

We have accomplished these expansion initiatives through a combination of organic growth and strategic acquisitions, foremost among them:

  the acquisition of Imperial Valley Seeds, Inc. ("IVS") in October 2012, which enabled us to expand production of non-GMO seed into California's Imperial Valley, thereby ensuring a non-GMO contaminated source of seed due to the prohibition on GMO crops in the Imperial Valley, as well as enabling us to diversify our production areas and distribution channels;

  the acquisition of a portfolio of dormant germplasm in August 2012 to launch our entry into the dormant market;

  the acquisition of the dominant local producer of non-dormant alfalfa seed in South Australia, Seed Genetics International Pty Ltd ("SGI") in April 2013, which greatly expanded our production capabilities and geographic diversity; and

  the acquisition of the alfalfa production and research facility assets and conventional (non-GMO) alfalfa germplasm from DuPont Pioneer in December 2014, thereby substantially expanding upon our initial entrance into the dormant alfalfa seed market that began in 2012 and enabling us to greatly expand our production and research and product development capabilities.

We believe our 2013 combination with SGI created the world's largest non-dormant alfalfa seed company and gave us the competitive advantages of year-round production in that market. With the completion of the acquisition of dormant alfalfa seed assets from DuPont Pioneer in December 2014, we believe we have become the largest alfalfa seed company worldwide (by volume), with industry-leading research and development, as well as production and distribution capabilities in both hemispheres and the ability to supply proprietary dormant and non-dormant alfalfa seed. Our operations span the world's alfalfa seed production regions, with operations in the San Joaquin and Imperial Valleys of California, five additional Western states, Australia and three provinces in Canada.

We also own and operate seed-cleaning and processing facilities in Five Points, California and Nampa, Idaho. Our Nampa Facility, which we acquired in the DuPont Pioneer acquisition, sits on approximately 80 acres and includes conditioning, treating, bagging and warehouse facilities that had been used by DuPont Pioneer for its alfalfa seed processing needs.

From 1980 until 2009, our business was operated as a general partnership. We bought out the former partners beginning in June 2008, incorporated in October 2009 in Delaware and completed the buyout of the general partners in May 2010. We reincorporated in Nevada in December 2011. SGI, which is our wholly owned subsidiary, was incorporated as a limited proprietary corporation in South Australia in 1993, as Harkness Group, changed its name to Seed Genetics Australia Pty Ltd in 2002, and in 2011 changed its name to Seed Genetics International Pty Ltd.

Our principal business office is located at 7108 North Fresno Avenue, Suite 380, Fresno, CA 93720, and our telephone is number (559) 884-2535. SGI's principal office space is located in Unley, South Australia. Our website address is www.swseedco.com. Information contained on our website or any other website does not constitute part of this prospectus.

The Offering
Common stock offered by the selling stockholder	Up to 1,180,722 shares

Common stock outstanding	14,672,403 shares as of December 18, 2015

Terms of the offering	The selling stockholder will determine when and how it will sell the common stock offered in this prospectus, as described in "Plan of Distribution."
Offering prices	The shares offered by this prospectus may be offered and sold at prevailing market prices or such other prices as the selling stockholder may determine.

Use of proceeds	We will not receive any proceeds from the sale of shares of our common stock by the selling stockholder.

Risk factors	See "Risk Factors" beginning on page 4, for a discussion of factors you should carefully consider before deciding to invest in our common stock.

Nasdaq Capital Market symbol	SANW

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully read and consider the risks described below, together with the other information contained in or incorporated by reference into this prospectus, including under the heading "Risk Factors" in our Annual Report on Form 10-K for the fiscal year ended June 30, 2015 and subsequent filings we made or will make with the Commission, before making a decision to invest in our common stock. The risks described below are not the only risks we face. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business operations. If any of the following risks actually occurs, our business, results of operations and financial condition could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business and Industry

Our earnings can be negatively impacted by declining demand brought on by varying factors, many of which are out of our control.

A variety of factors, notably a severe downturn in the domestic dairy industry, could have a negative effect on sales of alfalfa hay, and as a result, the demand for our alfalfa seed in the domestic market. At times, including fiscal 2014, the demand for our seed has also declined in the Middle East as the result of common, uncertified seed flooding the market at lower prices than those at which we were willing to sell our certified seed. In fiscal 2015, many of these factors started to correct themselves, but these circumstances could continue or reoccur, and our earnings could be negatively impacted. In addition, demand for our products could decline because of other supply and quality issues or for any other reason, including products of competitors that might be considered superior by end users. A decline in demand for our products could have a material adverse effect on our business, results of operations and financial condition.

Our earnings may also be sensitive to fluctuations in market prices.

Market prices for our alfalfa seed can be impacted by factors such as the quality of the seed and the available supply, including whether lower quality, uncertified seed is available. Growing conditions, particularly weather conditions such as windstorms, floods, droughts and freezes, as well as diseases and pests and the adventitious presence of GMO, are primary factors influencing the quality and quantity of the seed and, therefore, the market price at which we can sell our seed to our customers. A decrease in the prices received for our products could have a material adverse effect on our business, results of operations and financial condition.

Our earnings are vulnerable to cost increases.

Future increase in costs such as the costs of growing seed through growers or by us internally, could cause our margins and earnings to decline unless we are able to pass along the increased price of production to our customers. We may not be able to increase the price of our seed sufficiently to maintain our margins and earnings in the future.

Our inventory of seed can be adversely affected by the market price being paid for other crops.

Our seed production, both in the U.S. and Australia, substantially relies on unaffiliated growers to grow our proprietary seed and to sell it to us at negotiated prices each year. Growers have a choice of what crops to plant. If a particular crop is paying a materially higher price than has been paid in the past, growers may decide to not grow alfalfa seed in favor of receiving a higher return from an alternative crop planted on the same acreage. If our growers decline to a significant degree to plant the acreage on which we rely, and if we cannot find other growers to plant the lost acreage, our inventory of seed could be insufficient to satisfy the needs of our customers, and our business, results of operations and financial condition could materially decline. In addition, our customers could look to other suppliers for their seed if we cannot satisfy their requirements, and we may not be able to regain them as customers once our inventory levels have returned to normal.

Adverse weather conditions, natural disasters, crop disease, pests and other natural conditions can impose significant costs and losses on our business.

Alfalfa seed, our primary product, is vulnerable to adverse weather conditions, including windstorms, floods, drought and temperature extremes, which are common but difficult to predict. In addition, alfalfa seed is vulnerable to crop disease and to pests, which may vary in severity and effect, depending on the stage of production at the time of infection or infestation, the type of treatment applied and climatic conditions. Unfavorable growing conditions can reduce both crop size and quality. However, these factors can nevertheless directly impact us by decreasing the quality and yields of our seed and reducing our inventory and the supply of seed we sell to our customers. These factors can increase costs, decrease revenue and lead to additional charges to earnings, which may have a material adverse effect on our business, results of operations and financial condition.

Because our alfalfa seed business is highly seasonal, our revenue, cash flows from operations and operating results may fluctuate on a seasonal and quarterly basis.

We expect that the majority of our revenues will continue to be generated from our alfalfa seed business. Our alfalfa seed business is highly seasonal, with the highest concentration of sales occurring during the third and fourth fiscal quarters. The seasonal nature of our operations results in significant fluctuations in our working capital during the growing and selling cycles. We have experienced, and expect to continue to experience, significant variability in net sales, operating cash flows and net income on a quarterly basis.

We have had a material concentration of revenue from a small group of customers that fluctuates, and the loss of any of these customers in any quarter could have a material adverse effect on our revenue.

On a historical basis, we have experienced a material concentration of revenue from a small group of customers. This concentration fluctuates from quarter to quarter, depending on our customer's specific requirements, which are themselves cyclical. However, in any particular quarter, we generally have a small group of customers that accounts for a substantial portion of that quarter's revenue. Most of these customers are not contractually obligated to purchase seed from us. The loss of one or more of these customers on a quarterly basis, when taken year over year, could have a material adverse impact on our business, financial position, results of operations and operating cash flows. We could also suffer a material adverse effect from any losses arising from a major customer's disputes regarding shipments, product quality or related matters, or from our inability to collect accounts receivable from any major customer. There are no assurances that we will be able to maintain our current customer relationships or that they will continue to purchase our seed in the current projected quantities. Any failure to do so may materially adversely impact our business.

Because we depend on a core group of significant customers, our sales, cash flows from operations and results of operations may be negatively affected if our key customers reduce the amount of products they purchase from us.

We rely upon a small group of customers for a large percentage of our net revenue. Overall, two customers accounted for 49% of our fiscal 2015 revenue. We expect that a small number of customers will continue to account for a substantial portion of our net revenue for the foreseeable future.

The loss of, or a significant adverse change in, our relationship with these customers, or any other major customer, could have a material adverse effect on our business, financial position, results of operations and operating cash flows. The loss of, or a reduction in orders from, any significant customers, losses arising from customers' disputes regarding shipments, product quality, or related matters, or our inability to collect accounts receivable from any major customer could have a material adverse effect on us. There is no assurance that we will be able to maintain the relationships with our major customers or that they will continue to purchase our seed in the quantities that we expect and rely upon. If we cannot do so, our results of operations could suffer.

Because we do not grow the alfalfa seed that we sell, we are substantially dependent on our network of growers, and our sales, cash flows from operations and results of operations may be negatively affected if we are unable to maintain an adequate network of contract growers to supply our seed requirements.

As of the completion of the fall 2015 harvest, we are no longer growing any of the alfalfa seed that we sell, and therefore, we are entirely dependent upon our network of growers. While we have some supply contracts with our growers of two or three years, many of our grower contracts cover only one year, which makes us particularly vulnerable to factors beyond our control. Events such as a shift in pricing caused by an increase in the value of commodity crops other than seed crops, increase in land prices, unexpected competition or reduced water availability could disrupt our supply chain. Any of these disruptions could limit the supply of seed that we obtain in any given year, adversely affecting supply and thereby lowering revenue. Such disruption could also damage our customer relationships and loyalty to us if we cannot supply the quantity of seed expected by them. In particular, we have had some of our California growers decide to not grow alfalfa seed due to drought conditions. This situation could reoccur and could negatively impact our revenue if we do not otherwise have sufficient seed inventory available for sale.

SGI relies on a pool of approximately 150 Australian growers to produce its proprietary seeds. Each grower arrangement is typically made for a term of seven to ten harvests. Although SGI's grower pool is diversified, it is not without risks. Adverse agronomic or climatic factors could lead to grower exodus and negatively impact SGI's revenue if SGI does not otherwise have sufficient seed inventory available for sale.

A lack of availability of water in the U.S. or Australia could impact our business.

Adequate quantities and correct timing of the application of water are vital for most agriculture to thrive. Whether particular farms are experiencing water shortages depends, in large part, on their location. However, continuing drought conditions can threaten all farmland other than those properties with their own water sources. Although alfalfa seed is not a water-intensive crop, the availability or the cost of water is a factor in the planting of the alfalfa hay grown from our seed, and we have experienced a decline in the willingness of some California farmers to grow alfalfa seed as a result of the ongoing severe California drought conditions. Moreover, if the dairy farmers and others who purchase our alfalfa seed to grow hay cannot get an adequate supply of water, or if the cost of water makes it uneconomical for the farmers to grow alfalfa, we may not be able to sell our seed, which could have an adverse impact on our results of operations. We cannot predict if water shortages will impact our business in the future, but if alfalfa hay growers are impacted by water shortages, our business could also materially decline.

We face intense competition, and our inability to compete effectively for any reason could adversely affect our business.

The alfalfa seed market is highly competitive, and our products face competition from a number of small seed companies, as well as large agricultural and biotechnology companies. We compete primarily on the basis of consistency of product quality and traits, product availability, customer service and price. Many of our competitors are, or are affiliated with, large diversified companies that have substantially greater marketing and financial resources than we have. These resources give our competitors greater operating flexibility that, in certain cases, may permit them to respond better or more quickly to changes in the industry or to introduce new products more quickly and with greater marketing support. Increased competition could result in lower profit margins, substantial pricing pressure, reduced market share and lower operating cash flows. Price competition, together with other forms of competition, could have a material adverse effect on our business, financial position, results of operations and operating cash flows.

If we are unable to estimate our customers' future needs accurately and to match our production to the demand of our customers, our business, financial condition and results of operations may be adversely affected.

We sell our seed primarily to dealers and distributors who, in turn, sell primarily to hay and dairy farmers who grow hay for dairy cattle and other livestock. Due to the nature of the alfalfa seed industry, we normally produce seed according to our production plan before we sell and deliver seed to distributors and dealers. Our dealers and distributors generally make purchasing decisions for our products based on market prices, economic and weather conditions and other factors that we and our dealers and distributors may not be able to anticipate accurately in advance. If we fail to accurately estimate the volume and types of products sought by the end users and otherwise adequately manage production amounts, we may produce more seed than our dealers and distributors want, resulting in excess inventory levels. On the other hand, if we underestimate demand, which has happened in the past, we may not be able to satisfy our dealers and distributors' demand for alfalfa seed, and thus damage our customer relations and end-user loyalty. Our failure to estimate end users' future needs and to match our production to the demand of our customers may adversely affect our business, financial condition and results of operations.

Our third-party distributors may not effectively distribute our products.

We depend in part on third-party distributors and strategic relationships for the marketing and selling of our products. We depend on these distributors' efforts to market our products, yet we are unable to control their efforts completely. In addition, we are unable to ensure that our distributors comply with all applicable laws regarding the sale of our products, including the United States Foreign Corrupt Practices Act of 1977, as amended, 15 U.S.C. 78dd-1, et seq. If our distributors fail to effectively market and sell our products, and in full compliance with applicable laws, our operating results and business may suffer.

We extend credit to our largest international customer and to certain of our other international customers, which exposes us to the difficulties of collecting our receivables in foreign jurisdictions if those customers fail to pay us.

Although payment terms for our seed sales generally are 90 to120 days, we regularly extend credit to our largest international customer, Sorouh Agricultural Company, and to other international customers.

Sales of our alfalfa seed varieties to Sorouh and to other international customers represented a material portion of our revenue in fiscal 2015 and that we will continue to extend credit in connection with those sales. Because these customers are located in foreign countries, collection efforts, were they to become necessary, could be much more difficult and expensive. Moreover, future political and/or economic factors, as well as future unanticipated trade regulations, could negatively impact our ability to timely collect outstanding receivables from these important customers. The extension of credit to our international customers exposes us to the risk that our seed will be delivered but that we may not receive all or a portion of the payment therefor. If these customers are unable or unwilling to fully pay for the seed they purchase on credit, our results of operations and financial condition could be materially negatively impacted. Moreover, our internal forecasts on which we make business decisions throughout the year could be severely compromised, which could, in turn, mean that we spend capital for operations, investment or otherwise that we would not have spent had we been aware that the customer would not honor its credit extension obligation.

Our current reliance on the seed development and production business does not permit us to spread our business risks among different business segments, and thus a disruption in our seed production or the industry would harm us more immediately and directly than if we were diversified.

We currently operate mainly in the alfalfa seed business, and we do not expect this to change materially in the foreseeable future. Without business line diversity, we will not be able to spread the risk of our operations. Therefore, our business opportunities, revenue and income could be more immediately and directly affected by disruptions from such things as drought and disease or widespread problems affecting the alfalfa industry, payment disruptions and customer rejection of our varieties of alfalfa seed. If there is a disruption as described above, our revenue and income could be reduced, and our business operations might have to be scaled back.

If we fail to introduce and commercialize new alfalfa seed varieties, we may not be able to maintain market share, and our future sales may be harmed.

The performance of our new alfalfa seed varieties may not meet our customers' expectations, or we may not be able to introduce and commercialize specific seed varieties. Reorder rates are uncertain due to several factors, many of which are beyond our control. These include changing customer preferences, which could be further complicated by competitive price pressures, our failure to develop new products to meet the evolving demands of the end users, the development of higher-demand products by our competitors and general economic conditions. The process for new products to gain market recognition and acceptance is long and has uncertainties. If we fail to introduce and commercialize a new seed variety that meets the demand of the end user, if our competitors develop products that are favored by the end users, or if we are unable to produce our existing products in sufficient quantities, our growth prospects may be materially and adversely affected, and our revenue may decline. In addition, sales of our new products could replace sales of some of our current similar products, offsetting the benefit of even a successful product introduction.

The presence of GMO alfalfa in Australia or California could impact our sales.

GMO crops currently are prohibited in most of the international markets in which our proprietary seed is currently sold, and there are regions in the United States, including the Pacific Northwest, where even small quantities of GMO material inadvertently interspersed with conventional seed make the seed undesirable, which causes customers to look elsewhere for their alfalfa seed requirements. The greater the use of GMO seed in California and other alfalfa seed growing regions, the greater the risk that the adventitious presence of GMO material in our seed production will occur due to pollination from hay fields or other seed fields. We regularly test for the adventitious presence of GMO in our conventional seed, and we have seen a slight increase in the percentage of GMO material over the past several years. Our seed containing GMO material can only be sold domestically or in other jurisdictions that permit the importation of GMO alfalfa. If we are unable to isolate our conventional (non-GMO) seed from inadvertently being contaminated by GMO seed, we may find it more difficult to sell that seed in our key markets, which could materially adversely impact our revenue over time.

The stevia market may not develop as we anticipate, and therefore our continued research and development activities with respect to stevia may never become profitable to us.

There are a number of challenges to market acceptance of stevia as a natural, non-caloric sweetener. Stevia has its own unique flavor, which can affect the taste of some foods and beverages. A common complaint about stevia is that some of its extracts and derivatives have a bitter aftertaste, and its taste does not uniformly correspond to all regional taste preferences or combine well with some food flavors. Other factors that could impact market acceptance include the price structure compared to other sugar substitutes and availability. If the high-intensity, non-caloric sweetener market declines or if stevia fails to achieve substantially greater market acceptance than it currently enjoys, we might not ever be able to profit from our continued research and development activities relating to stevia or any commercial applications that we derive therefrom. Even if products conform to applicable safety and quality standards, sales could be adversely affected if consumers in target markets lose confidence in the safety, efficacy and quality of stevia. Adverse publicity about stevia or stevia-based products may discourage consumers from buying products that contain stevia. Any of these developments could adversely impact the future amount of dry leaf stevia, processed stevia leaves or extract we are able to sell, which could adversely impact our results of operations.

If we are unable to acquire sufficient raw materials or produce sufficient finished product, we will not be able to meet the demands of our customers.

We must acquire sufficient alfalfa seed to meet the demands of our customers. An alfalfa seed shortage could result in loss of sales and damage to our reputation. Because we no longer grow any of our seed ourselves, our proprietary seed is only available from our contract growers. Therefore, if our growers become unable or unwilling to produce the required commercial quantities of alfalfa seed on a timely basis and at commercially reasonable prices, we will likely be unable to meet customer demand. The failure to satisfy our customers not only could adversely impact our financial results but could irreparably harm our reputation.

The loss of key employees or the failure to attract qualified personnel could have a material adverse effect on our ability to run our business.

The loss of any of our current executives, key employees or key advisors, or the failure to attract, integrate, motivate and retain additional key employees, could have a material adverse effect on our business. Although we have employment agreements with our Chief Executive Officer, our Chief Financial Officer and our Chief Operating Officer, as well as certain other employees, any employee could leave our employ at any time if he chose to do so. We do not carry "key person" insurance on the lives of any of our management team. As we develop additional capabilities, we may require more skilled personnel who must be highly skilled and have a sound understanding of our industry, business or processing requirements. Recruiting skilled personnel is highly competitive. There can be no assurance that we will continue to attract and retain the personnel needed for our business. The failure to attract or retain qualified personnel could have a material adverse effect on our business.

We may not be able to manage expansion of our operations effectively.

We expect our operations to grow rapidly in the near future, both as we expand our historical alfalfa seed business both domestically and internationally through internal grown and synergistic acquisitions and increase our growers' production. We currently face these challenges in connection with the integration of the business operations we acquired from DuPont Pioneer, which expanded our operations into five states and three Canadian provinces. These efforts will require the addition of employees, expansion of facilities and greater oversight, perhaps in diverse locations. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute on our business strategies or respond to competitive pressures, and we may have difficulties maintaining and updating the internal procedures and the controls necessary to meet the planned expansion of our overall business.

Our management will also be required to maintain and expand our relationships with customers, suppliers and third parties as well as attract new customers and suppliers. We expect that our sales and marketing costs will increase as we grow our product lines and as we increase our sales efforts in new and existing markets. Our current and planned operations, personnel, systems and internal procedures and controls may not be adequate to support our future growth.

We may be unable to successfully integrate the businesses we have recently acquired and may acquire in the future with our current management and structure.

As part of our growth strategy, we may acquire additional businesses, product lines or other assets. We may not be able to locate or make suitable acquisitions on acceptable terms, and future acquisitions may not be effectively and profitably integrated into our business. Our failure to successfully complete the integration of the businesses we acquire could have an adverse effect on our prospects, business activities, cash flow, financial condition, results of operations and stock price. Integration challenges may include the following:

  assimilating the acquired operations products and personnel with our existing operations, products and personnel;

  estimating the capital, personnel and equipment required for the acquired businesses based on the historical experience of management with the businesses they are familiar with;

  minimizing potential adverse effects on existing business relationships with other suppliers and customers;

  developing and marketing the new products and services;

  entering markets in which we have limited or no prior experience; and

  coordinating our efforts throughout various distant localities and time zones.

The diversion of management's attention and costs associated with acquisitions may have a negative impact on our business.

If management's attention is diverted from the management of our existing businesses as a result of its efforts in evaluating and negotiating new acquisitions and strategic transactions, the prospects, business activities, cash flow, financial condition and results of operations of our existing businesses may suffer. We also may incur unanticipated costs in connection with pursuing acquisitions and strategic transactions.

SGI's grower pool is dependent on a limited number of milling facilities to process its seed, with particular dependence on a dominant operator whose commercial interests may be adverse to SGI.

Only five milling facilities are regularly used by SGI's grower pool to clean and process SGI seed. Should one or more of these facilities become unusable, there could be a significant effect on SGI's ability to get its Australian seed to market in a timely manner or at all. SGI's growers use Tatiara Seeds Pty Ltd ("Tatiara") to process approximately 70% of seed grown for SGI. The owner of Tatiara has begun to sell his own common seed and is now a competitor of SGI. This competing seed business creates a potential conflict of interest for Tatiara in the care and handling of SGI's products.

SGI is thinly capitalized and may become dependent upon us for financing.

Because SGI has relatively little net working capital, it is substantially dependent upon its credit arrangement with NAB to purchase its seed inventory. SGI has breached debt covenants relating to this credit arrangement in the past, and if future breaches of this credit arrangement or other reasons cause this credit arrangement to become unavailable to SGI, SGI may become reliant on us to finance its operations or for financial guarantees. We currently are a guarantor on SGI's NAB credit facility. SGI's financial dependency upon us could have a negative adverse effect upon our financial condition.

SGI is dependent on a pool of seed growers and a favorable pricing model.

SGI relies on a pool of approximately 150 Australian contract growers to produce its proprietary seeds. In this system, growers contract with SGI to grow SGI's seed for terms of seven to ten years in the case of alfalfa and two to three years for white clover. SGI uses a staggered payment system with the growers of its alfalfa and white clover; the payment amounts are based upon an estimated budget price, or EBP, for compliant seed. EBP is a forecast of the final price that SGI believes will be achieved taking into account prevailing and predicted market conditions at the time the estimate is made. Following the grower's delivery of uncleaned seed to a milling facility, SGI typically pays 40% of the EBP to the grower based on pre-cleaning weight. Following this initial payment and prior to the final payment, SGI will make a series of scheduled progress payments and, if applicable, a bonus payment for "first grade" alfalfa seed. The final price payable to each grower (and therefore the total price) is dependent upon and subject to adjustment based upon the clean weight of the seed grown, on the average price at which SGI sells the pooled seed and other costs incurred by SGI. Accordingly, the total price paid by SGI to its growers may be more or less than EBP. This arrangement exposes SGI's business to unique risks, including, the potential for current growers to make collective demands that are unfavorable to SGI and the potential for our competitors to offer more favorable terms for seed production, including fixed (instead of variable) payment terms.

SGI's reliance upon an estimated purchase price to growers could result in changes in estimates in our consolidated financial statements.

SGI does not fix the final price for seed payable to its growers until the completion of a given year's sales cycle, pursuant to the standard contract production agreement. We record an estimated unit price and accordingly inventory, cost of goods sold and gross profits are based upon management's best estimate of the final purchase price to our SGI growers. To the extent the estimated purchase price varies from the final purchase price for seed, the adjustment to actual could materially impact the results in the period when the difference between estimates and actuals are identified. If the actual purchase price is in excess of our estimated purchase price, this would negatively impact our financial results including a reduction in gross profits and net income.

The value of SGI's rights under the Australian Plant Breeder's Rights (PBR) Act could diminish due to technological developments or challenges by competitors, making its proprietary alfalfa seed varieties less competitive.

SGI is substantially dependent upon the PBR Act for the protection of its proprietary varieties. Currently, SGI's SuperSiriver, SuperSequel, SuperAurora, SuperHaifa, SuperLadino, SuperHuia, SuperSonic, SuperStar, SuperSiriver II and SuperNova varieties are protected under the PBR Act. If any competitors of SGI independently develop new seeds that customers or end users determine are better than SGI's existing varieties, such developments could adversely affect SGI's competitive position.

We may need to raise additional capital in the future.

We may find it necessary or advisable to raise additional capital in the future, whether to enhance our working capital, fund acquisitions (including the acquisition under the second asset purchase agreement with Du Pont DuPont Pioneer) or for other reasons. If we are required or desire to raise additional capital in the future, such additional financing may not be available on favorable terms, or available at all, may be dilutive to our existing stockholders if in the form of equity financing, or contain restrictions on the operation of our business if in the form of debt financing. If we fail to obtain additional capital as and when required, such failure could have a material impact on our business, results of operations and financial condition.

Changes in government policies and laws could adversely affect international sales and therefore our financial results.

Historically, sales to our distributors who sell our proprietary alfalfa seed varieties outside the U.S. have constituted a substantial portion of our annual revenue. We anticipate that sales into international markets will continue to represent a meaningful portion of our total sales and that continued growth and profitability will require further international expansion, particularly in the Middle East and Africa. Our financial results could be affected by changes in trade, monetary and fiscal policies, laws and regulations, or other activities of U.S. and non-U.S. governments, agencies and similar organizations. These conditions include but are not limited to changes in a country's or region's economic or political conditions, trade regulations affecting production, pricing and marketing of products, local labor conditions and regulations, reduced protection of intellectual property rights in some countries, changes in the regulatory or legal environment, burdensome taxes and tariffs and other trade barriers. International risks and uncertainties, including changing social and economic conditions as well as terrorism, political hostilities and war, could lead to reduced distribution of our products into international markets and reduced profitability associated with such sales.

We are subject to risks associated with doing business globally.

Our operations, both inside and outside the United States, are subject to risks inherent in conducting business globally and under the laws, regulations and customs of various jurisdictions and geographies. Although we sell seed to various regions of the world, a large percentage of our sales outside the United States in fiscal year 2015, including those of SGI, were principally to customers in the Middle East, North Africa and Mexico. Accordingly, developments in those parts of the world generally have a more significant effect on our operations than developments in other places. Our operations outside the United States are subject to special risks and restrictions, including: fluctuations in currency values and foreign-currency exchange rates; exchange control regulations; changes in local political or economic conditions; governmental pricing directives; import and trade restrictions; import or export licensing requirements and trade policy; restrictions on the ability to repatriate funds; and other potentially detrimental domestic and foreign governmental practices or policies affecting U.S. companies doing business abroad, including the Foreign Corrupt Practices Act and the trade sanctions laws and regulations administered by the U.S. Department of the Treasury's Office of Foreign Assets Control. Acts of terror or war may impair our ability to operate in particular countries or regions, and may impede the flow of goods and services between countries. Customers in weakened economies may be unable to purchase our products, or it could become more expensive for them to purchase imported products in their local currency, or sell their commodity at prevailing international prices, and we may be unable to collect receivables from such customers. Further, changes in exchange rates may affect our net income, the book value of our assets outside the United States, and our stockholders' equity. Failure to comply with the laws and regulations that affect our global operations could have an adverse effect on our business, financial condition or results of operations.

Failure to comply with the United States Foreign Corrupt Practices Act or similar laws could subject us to penalties and other adverse consequences.

We are subject to the United States Foreign Corrupt Practices Act, which generally prohibits United States companies, including their suppliers, distributors and other commercial partners, from engaging in bribery or other prohibited payments to foreign officials for the purpose of obtaining or retaining business. Corruption, extortion, bribery, pay-offs, theft and other fraudulent practices occur from time-to-time in the countries in which we distribute products. We have adopted formal policies and procedures designed to facilitate compliance with these laws. If our employees or other agents, including our distributors or suppliers, are found to have engaged in such practices, we could suffer severe penalties and other consequences that may have a material adverse effect on our business, financial condition and results of operations.

Environmental regulation affecting our alfalfa seed or stevia products could negatively impact our business.

As an agricultural company, we are subject to evolving environmental laws and regulations by federal and state governments. Federal laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Federal Seed Act, and potentially regulations of the FDA. In addition, the State of California regulates our application of agricultural chemicals in connection with seed harvest.

Our Australian operations are also subject to a number of environmental laws, regulations and policies, including in particular the Environment Protection Act 1993 (SA), the Agricultural and Veterinary Products (Control of Use) Act 2002 (SA), the Genetically Modified Crops Management Act 2004 (SA), the Dangerous Substances Act 1979 (SA), the Controlled Substances Act 1984 (SA) and related regulations and policies. These laws regulate matters including air quality, water quality and the use and disposal of agricultural chemicals.

Our failure to comply with these laws and related regulations could have an adverse effect on our business, financial condition or results of operations. Moreover, it is possible that future developments, such as increasingly strict environmental laws and enforcement policies thereunder, and further restrictions on the use of agricultural chemicals, could result in increased compliance costs which, in turn, could have a material adverse effect on our business, financial condition or results of operations.

Insurance covering defective seed claims may become unavailable or be inadequate.

Defective seed could result in insurance claims and negative publicity. Although we carry general liability insurance to cover defective seed claims, such coverage may become unavailable or be inadequate.

Even if coverage is offered, it may be at a price and on terms not acceptable to us. If claims exceed coverage limits, or if insurance is not available to us, the occurrence of significant claims could have a material adverse effect on our business, results of operations and financial condition.

We may be exposed to product quality claims, which may cause us to incur substantial legal expenses and, if determined adversely against us, may cause us to pay significant damage awards.

We may be subject to legal proceedings and claims from time to time relating to our seed or dried stevia leaf quality. The defense of these proceedings and claims can be both costly and time consuming and may significantly divert efforts and resources of our management personnel. An adverse determination in any such proceeding could subject us to significant liability and damage our market reputation and prevent us from achieving increased sales and market share. Protracted litigation could also result in our customers or potential customers deferring or limiting their purchase of our products.

Capital and credit market issues could negatively affect our liquidity, increase our costs of borrowing and disrupt the operations of our growers and customers.

The capital and credit markets have experienced increased volatility and disruption over the past several years, making it more difficult for companies to access those markets. Although we believe that our operating cash flows, recent access to the capital market and our lines of credit will permit us to meet our financing needs for the foreseeable future, continued or increased volatility and disruption in the capital and credit markets may impair our liquidity or increase our costs of borrowing, if we need to access the credit market. Our business could also be negatively impacted if our growers or customers experience disruptions resulting from tighter capital and credit markets or a continued slowdown in the general economy.

If we are unable to protect our intellectual property rights, our business and prospects may be harmed.

Our ability to compete effectively is dependent upon the proprietary nature of the seeds, seedlings, processes, technologies and materials owned by or used by us or our growers. If any competitors independently develop new traits, seeds, seedlings, processes or technologies that customers or end users determine are better than our existing products, such developments could adversely affect our competitive position. In addition to patent protection for some of our alfalfa seed varieties that we acquired from DuPont Pioneer, we guard our proprietary property by exercising a high degree of control over the alfalfa seed supply chain from our S&W varieties, as well as over our stevia material. In Australia, SGI has secured protection under the PBR Act for its most popular varieties. However, even with these measures in place, it would be possible for persons with access to our seed or plants grown from our seed to reproduce and market our proprietary seed varieties, which could significantly harm our business and our reputation. Litigation may be necessary to protect our proprietary property and determine the validity and scope of the proprietary rights of competitors. Intellectual property litigation could result in substantial costs and diversion of our management and other resources. If we are unable to successfully protect our intellectual property rights, our competitors could market products that compete with our proprietary products without obtaining a license from us.

We currently depend on DuPont Pioneer for substantially all of our sales of dormant alfalfa seed and have agreed to limitations on other sales of the seed varieties we sell to DuPont Pioneer. Any decline in DuPont Pioneer's demand will have a material adverse effect on our results of operations.

Our distribution agreement with DuPont Pioneer limits our ability to otherwise sell the specific varieties of dormant alfalfa seed we supply to DuPont Pioneer in the sales territory covered by DuPont Pioneer. The DuPont Pioneer sales territory includes the United States, Europe and many other of the principal dormant alfalfa seed markets. In these markets, our ability to sell the specified varieties through distribution channels other than DuPont Pioneer is limited to certain blended, private label and variety not stated forms and cannot exceed a specified percentage of DuPont Pioneer's demand. As result of these limitations, sales to DuPont Pioneer represent and for the foreseeable future will continue to represent the vast majority of all of our sales of dormant alfalfa seed. Any decline in DuPont Pioneer's demand for our dormant alfalfa seed products will have a material adverse effect on our results of operations.

DuPont Pioneer may purchase alfalfa seed from other sources and reduce their purchase commitments to us.

Under our distribution agreement with DuPont Pioneer, DuPont Pioneer has made minimum purchase commitments for our dormant alfalfa seed products that extend through September 30, 2024. However, there are circumstances under which DuPont Pioneer's is permitted to purchase seed from other sources and reduce its purchase commitments to us, including:

  Production Shortfalls. If in any year we fail to produce an adequate supply of alfalfa seed to meet DuPont Pioneer's demand and we are unable to source alternative supply, DuPont Pioneer may purchase seed from third parties to meet the shortfall in our production.

  New Products. If a third party offers for license a new product (a new transgenic and/or native trait for dormant alfalfa seed) that offers a superior value pricing opportunity compared to varieties we offer and DuPont Pioneer wishes to sell the new product, then we would have a one-year period to obtain rights to produce and sell the new product to DuPont Pioneer. If we fail to obtain rights to the new product within the one-year period or otherwise do not offer the new product on substantially the same terms as offered by a third party, then DuPont Pioneer would be free to purchase the new product from the third party, and DuPont Pioneer's minimum purchase commitment to us would be reduced by the amount of the new product purchased.

  GMO-Traited Varieties. Unless and until we complete the transactions contemplated under our second asset purchase agreement with DuPont Pioneer, DuPont Pioneer may purchase certain GMO-traited varieties of alfalfa seed from third parties. See "Risk Factors - If we do not complete the acquisition under our second asset purchase agreement, DuPont Pioneer may pursue alternative production arrangements for its GMO-traited varieties and reduce purchases from us."

Any reduction in DuPont Pioneer's purchase commitment to us will have a material adverse effect on our results of operations.

We are committed to sell dormant alfalfa seed to DuPont Pioneer at initial fixed prices with fixed subsequent maximum price increases per year. Increases in our costs of production at rates higher than our contractual ability to increase prices would erode our profit margins and have a material adverse effect on our results of operations.

Under our distribution agreement with DuPont Pioneer, we are committed to sell dormant alfalfa seed at initial fixed prices for the 2015 and 2016 sales years. In subsequent sales years, we can increase our prices up to a fixed percentage per year by variety. Although DuPont Pioneer has agreed to discuss in good faith an increase in the fixed maximum percentage price increase cap for any sales year in which an increase in grower compensation costs due to changes in market conditions cause our total production costs to increase at a percentage exceeding the amount of the cap, we cannot be certain that any such discussions will result in additional pricing flexibility for us. If our grower compensation costs or other productions costs increase at a rate greater than the fixed maximum percentage increase per year, our profit margins would erode, and we could potentially be required to sell product at a loss. Any such change in our cost structure would have a material adverse effect on our results of operations.

If we do not complete the acquisition under the second asset purchase agreement, DuPont Pioneer may pursue alternative production arrangements for its GMO-traited varieties and reduce purchases from us.

We are currently producing certain GMO-traited varieties for DuPont Pioneer under our production agreement with DuPont Pioneer. The production agreement expires on December 31, 2017 or upon the earlier closing of our acquisition of certain GMO germplasm and related assets from DuPont Pioneer pursuant to a second asset purchase agreement. However, we may never enter into the second asset purchase agreement or close the acquisition of DuPont Pioneer's GMO germplasm and related assets. If DuPont Pioneer and we do not obtain certain third-party consents and agreements on or before November 30, 2017 (or certain other conditions above are not satisfied), then the obligations of the parties to enter into the second asset purchase agreement will terminate, and we will have no right or obligation to acquire the GMO germplasm and related assets. In that case, our production agreement with DuPont Pioneer (relating to GMO-traited varieties) would terminate on December 31, 2017, DuPont Pioneer would be free to pursue alternative production arrangements for the GMO-traited varieties, and DuPont Pioneer's minimum purchase commitments to us under the distribution agreement would be materially reduced.

If we fail to perform our obligations under our distribution agreement and production agreement with DuPont Pioneer, DuPont Pioneer could terminate the agreements and reduce or eliminate purchases of alfalfa seed from us, and we could be exposed to claims for damages.

The distribution agreement and the production agreement impose numerous obligations on us relating to, among other things, product and service quality and compliance with laws and third party obligations. Both the distribution agreement and the production agreement permit DuPont Pioneer to terminate the agreement if we materially breach the agreement and fail to cure the breach within a 60-day notice period, or in the case of certain bankruptcy or insolvency events. DuPont Pioneer can also immediately terminate the production agreement if we breach certain agreements or policies with third parties related to the production of GMO-traited varieties. If DuPont Pioneer terminates either the distribution agreement or the production agreement, DuPont Pioneer could reduce or eliminate altogether its purchase of alfalfa seed from us, and we could be left with inventory of seed that it would be difficult or impossible for us to dispose of on commercially reasonable terms. In addition, we could be exposed to significant claims for damages to DuPont Pioneer if the termination of an agreement results from our material breach of the agreement.

If we do not meet seed planting and production commitments to DuPont Pioneer, we could incur significant financial penalties.

Under our distribution agreement with DuPont Pioneer, if we fail to plant sufficient acreage (based on historical yields), together with any carryover inventory, to meet 110% of DuPont Pioneer's demand, and we actually fail to meet DuPont Pioneer's demand, then we are obligated to pay DuPont Pioneer a cash penalty based on the amount of the shortfall. A similar penalty provision applies only with respect to 2017 under our production agreement with DuPont Pioneer, if we fail to plant or cause to be planted a specified number of planting acres. We contract all of our production of dormant alfalfa seed with third-party growers. If, in any year, we are unable to obtain sufficient grower commitments to meet DuPont Pioneer's demand, we could be obligated to pay significant financial penalties to DuPont Pioneer.

Risks Related to Investment in Our Securities

The value of our common stock can be volatile.

Our common stock is listed on the Nasdaq Capital Market. The overall market and the price of our common stock can fluctuate greatly. The trading price of our common stock may be significantly affected by various factors, including but not limited to:

  economic status and trends in the dairy industry, which underlies domestic demand for our alfalfa seed;

  market conditions for alfalfa seed in the Middle East and Africa, where a substantial amount of our seed historically has been purchased by end users;

  quarterly fluctuations in our operating results;

  our ability to meet the earnings estimates and other performance expectations of investors or financial analysts;

  fluctuations in the stock prices of our peer companies or in stock markets in general; and

  general economic or political conditions.

Our quarter-to-quarter performance may vary substantially, and this variance, as well as general market conditions, may cause the price of our securities to fluctuate greatly and potentially expose us to litigation.

Our alfalfa seed business, our primary source of revenue, is highly seasonal because it is tied to the growing and harvesting seasons. If sales in particular quarters are lower than expected, our operating results for these quarters could cause our share price to decline.

Our future expense estimates are based, in large part, on estimates of future revenue, which is difficult to predict. We expect to continue to make significant expenditures in order to expand production, sales, marketing and administrative systems and processes. We may be unable to, or may elect not to, adjust spending quickly enough to offset any unexpected revenue shortfall. If our increased expenses are not accompanied by increased revenue in the same quarter, our quarterly operating results would be harmed.

In one or more future quarters, our results of operations may fall below the expectations of investors or analysts, and the trading price of our securities may decline as a consequence. We believe that quarter-to-quarter comparisons of our operating results will not be a good indication of our future performance and should not be relied upon to predict the future performance of our stock price.

In the past, companies that have experienced volatility in the market price of their stock have often been subject to securities class action litigation. We may be the target of this type of litigation in the future. Securities litigation against us could result in substantial costs and divert our management's attention from other business concerns, which could seriously harm our business.

If we issue shares of preferred stock, the holdings of those owning our common stock could be diluted or subordinated to the rights of the holders of preferred stock.

Our board of directors is authorized by our articles of incorporation to establish classes or series of preferred stock and fix the designation, powers, preferences and rights of the shares of each such class or series without any further vote or action by our stockholders. Any shares of preferred stock so issued could have priority over our common stock with respect to dividend or liquidation rights. Although we have no plans to issue any shares of preferred stock or to adopt any new series, preferences or other classification of preferred stock, any such action by our board of directors or issuance of preferred stock by us could dilute your investment in our securities or subordinate your holdings to the higher priority rights of the holders of shares of preferred stock issued in the future.

Our actual operating results may differ significantly from our guidance.

We routinely release guidance in our quarterly earnings releases, our quarterly earnings conference calls and in other forums we consider appropriate. Such guidance regarding our future performance represents our management's estimates as of the date of release or other communication. This guidance, which includes forward-looking statements, is based on projections prepared by our management. These projections are not prepared with a view toward compliance with published guidelines of the American Institute of Certified Public Accountants, and neither our registered public accountants nor any other independent expert or outside party compiles or examines the projections, and accordingly, no such person expresses any opinion or any other form of assurance with respect thereto.

Projections are based upon a number of assumptions and estimates that, while presented with numerical specificity, are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond our control and are based upon specific assumptions with respect to future business decisions, some of which will change. If we issue guidance, we will generally state possible outcomes as high and low ranges or approximations that are intended to provide a sensitivity analysis as variables are changed but are not intended to represent that actual results could not fall outside of the suggested ranges or approximations. The principal reason that we would release guidance would be to provide a basis for our management to discuss our business outlook with analysts and investors. We do not accept any responsibility for any projections or reports published by any such persons.

Guidance is necessarily speculative in nature, and it can be expected that some or all of the assumptions of the guidance furnished by us will not materialize or will vary significantly from actual results. Accordingly, our guidance, when given, is only an estimate of what management believes is realizable as of the date of release or other communication. Actual results will vary from our guidance, and the variations may be material. In light of the foregoing, investors are urged not to rely upon, or otherwise consider, our guidance in making an investment decision about our securities.

We do not anticipate declaring any cash dividends on our common stock.

We have never declared or paid cash dividends on our common stock and do not plan to pay any cash dividends in the near future. Our current policy is to retain all funds and any earnings for use in the operation and expansion of our business. If we do not pay cash dividends, our stock may be less valuable to investors because a return on their investment will only occur if our stock price appreciates.

Anti-takeover provisions and our right to issue preferred stock could make a third-party acquisition of us difficult.

Our articles of incorporation and bylaws contain provisions that would make it more difficult for a third party to acquire control of us, including a provision that our board of directors may issue preferred stock without stockholder approval. In addition, certain anti-takeover provisions of Nevada law, if and when applicable, could make it more difficult for a third party to acquire control of us, even if such change in control would be beneficial to our stockholders.

Risks Relating to our December 2014 Offering of Convertible Notes and Warrants

On December 31, 2014, we issued an aggregate of $27,000,000 in principal amount of convertible notes and warrants for the purchase of up to 2,699,999 shares of our common stock. The following are identified risks that are specifically associated with the issuance of these securities.

Due to the price adjustment provisions in the December 2014 warrants, the exercise price of those warrants has adjusted downward, will adjust again as a result of the rights offering and could adjust in the future in connection with certain subsequent issuances of securities.

As a result of the price protection provisions of the 2014 warrants, the exercise price decreased from the initial price of $5.00 to $4.63 as a result of the ratchet price protection provision contained therein, which was triggered by our stock price on September 30, 2015. It further decreased to $4.59 as a result of the weighted average price anti-dilution provision that was triggered by the November 2015 private placement. The weighted average adjustment will be triggered again, adjusting the exercise price to $4.53 as a result of our previously announced and now pending rights offering and associated offering to be made to the convertible note purchasers, assuming those financings are fully subscribed and consummated. Subsequent issuances through December 2017 at prices below the then-current exercise price of the 2014 warrants, other than exempt issuances as defined in the 2014 warrants, will result in a further diminishment in the amount of gross proceeds to us in the event the warrants are exercised as a result of this weighted average price anti-dilution provision.

Our stockholders will have a reduced ownership and voting interest after issuance of the shares issuable upon conversion of the convertible notes and exercise of the associated warrants and may exercise less influence over management.

In the event the holders of the convertible notes and 2014 warrants elect to exercise their conversion and/or exercise rights pursuant to these securities, an aggregate of approximately 3.6 million shares of our common stock could be issued upon conversion of the convertible notes, based on the principal balance of $16,482,759 on December 31, 2015 and accrued interest thereon, and 2,699,999 shares of our common stock could be issued upon exercise of the 2014 warrants. Based on 14,672,403 shares of our common stock outstanding as of December 18, 2015, if such holders were to exercise their rights pursuant to these securities before December 31, 2015, these additional issuances upon conversion and exercise would represent approximately 30% of the shares outstanding after these issuances, without taking into account issuances of shares other than the conversions and exercise of the warrants. While the principal amount of the convertible notes will continue to decline monthly on the first business day of each month as a result of monthly redemption payments, which will result in fewer shares issuable upon conversion each month, the holders of these securities in the aggregate will have the right to acquire a significant number of additional shares upon conversion and/or exercise for the foreseeable future.

In addition, although we have no intention of doing so, to the extent we issue shares to make payments in kind under the convertible notes, the ownership percentages of the investors would increase incrementally. As a result, our current stockholders as a group would own a substantially smaller interest in us and may have less influence on our management and policies than they now have.

Our repayment obligations under the convertible notes are secured by a lien on our assets that is additional to the lien of our senior creditors.

Our obligations to the holders of the convertible notes are secured by a lien on all of our assets pursuant to a security agreement, which was entered into with respect to the issuance of the convertible notes. This lien is subordinate only to the lien of certain permitted senior creditors, including KeyBank National Association, which has a first priority blanket lien on our assets. If we default under the terms of the convertible notes or under the terms of any permitted senior indebtedness (which is an event of default under the convertible notes), the holders of the convertible notes or the senior creditors may exercise various remedies against us, including acceleration of the entire remaining principal amount of the convertible notes and the senior indebtedness and all accrued and unpaid interest thereon, and remedies against our collateral. An acceleration of the convertible notes or the senior indebtedness or an exercise of remedies against our assets as collateral could have a material adverse effect on our ability to conduct our business or could force us to invoke legal measures to protect our business, including, but not limited to, filing for protection under the U.S. Bankruptcy Code.

USE OF PROCEEDS

The selling stockholder will receive all of the proceeds from the sale of shares of common stock under this prospectus. We will not receive any proceeds from these sales.

SELLING STOCKHOLDER

The table below names the selling stockholder and provides other information regarding the beneficial ownership of the shares of common stock by the selling stockholder as of December 18, 2015.

In addition to owning shares of our common stock, the selling stockholder is an owner of our convertible notes and accompanying warrants. Under the terms of those securities, the holder may not convert the convertible note or exercise the warrants to the extent such conversion or exercise would cause such holder, together with its affiliates, to beneficially own a number of shares of common stock that would exceed 9.99% of our outstanding shares upon conversion of the convertible note and 9.99% of our outstanding shares upon exercise of the warrants. Based on the selling stockholder's actual ownership and taking into account the 9.99% current contractual beneficial ownership limitation of its convertible notes and warrants, it would not be able to convert or exercise these securities, and therefore, the table does not reflect any such conversion or exercise. At a holder's option, the ownership percentage limitation applicable to the conversion of the convertible note and/or exercise of the warrants may be raised or lowered upon 61-days' prior notice to us. The selling stockholder has notified us that its beneficial ownership limitation under its convertible notes and accompanying warrants will be increased to 19.99% for each of the convertible note and warrants, effective as of January 24, 2016.

The selling stockholder may sell all, some or none of the shares in this offering. See "Plan of Distribution."

Name of Selling Stockholder	Number of Shares Owned Prior to Offering (1)	Maximum Number of Shares to be Sold Pursuant to this Prospectus	Number of Shares Owned After Offering (1)

MFP Partners, L.P.(2)(3) 667 Madison Avenue, 25th Fl. New York, NY 10065	2,933,013(4)	1,180,722	1,752,291(5)

________

(1) The information set forth is based on the information provided by MFP's Amendment No. 1 to Schedule 13D filed with the SEC on November 30, 2015 and our internal records relating to the outstanding principal amount of debentures as of the date of this prospectus.

(2) MFP Investors LLC is the general partner of MFP Partners, L.P. ("MFP"). Michael F. Price is the managing partner of MFP and the managing member and controlling person of MFP Investors LLC.

(3) One of our directors, Alexander C. Matina, is the Vice President of Investments of the general partner of the selling stockholder.

(4) Includes shares issuable upon conversion of the selling stockholder's convertible note and exercise of its warrants, up to its beneficial ownership limitation of 19.99% that will be applicable within 60 days of the date of this table.

(5) Does not reflect the maximum total number of shares MFP may own at any time after the date of this prospectus, including shares issuable upon conversion of the selling stockholder's convertible note and accompanying warrants exceeding the 19.99% beneficial ownership limitation.

PLAN OF DISTRIBUTION

The selling stockholder and any of its pledgees, assignees and successors-in-interest (each, a selling stockholder, provided that a prospectus supplement naming any such pledgee, assignee or successor-in-interest has been filed with the Commission) may, from time to time, sell any or all of its securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. The selling stockholder may use any one or more of the following methods when selling securities:

  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  in the over-the-counter market;

  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  through the writing of options, whether such options are listed on an options exchange or otherwise;

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  settlement of short sales;

  in transactions through broker-dealers that agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;

  through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

  a combination of any such methods of sale; or

  any other method permitted pursuant to applicable law.

Broker-dealers engaged by the selling stockholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholder (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholder may also sell securities short and deliver these securities to close out its short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholder may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act of 1933, as amended, amending, if necessary, the list of selling stockholder to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholder also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling stockholder and any broker-dealers or agents that are involved in selling the securities may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The selling stockholder has informed us that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities.

We are required to pay certain fees and expenses incurred by us incident to the registration of the shares that may be sold pursuant to this prospectus. We have agreed to indemnify the selling stockholder against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

The selling stockholder will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholder has advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholder.

We agreed to keep the registration statement of which this prospectus is a part effective until the earlier of the date on which (a) the shares of common stock have been sold or otherwise transferred pursuant to this prospectus; (b) such securities are sold in accordance with Rule 144 (or any successor provision) promulgated under the Securities Act; or (c) such securities become eligible for resale without volume or manner-of-sale restrictions and without current public information pursuant to Rule 144.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholder will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of the common stock by the selling stockholder or any other person. We will make copies of this prospectus available to the selling stockholder and have informed it of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

Once sold under the registration statement, of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

EXPERTS

The consolidated financial statements as of June 30, 2015, and for the year then ended incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2015 have been so incorporated in reliance on the report of Crowe Horwath LLP, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

The consolidated financial statements as of June 30, 2014, and for the year then ended incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended June 30, 2015 have been so incorporated in reliance on the report of M&K CPAS, PLLC, independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

LEGAL MATTERS

The validity of the securities offered hereby will be passed on by Jolie Kahn, Esq., Philadelphia, Pennsylvania.

INFORMATION INCORPORATED BY REFERENCE

This prospectus is part of a registration statement on Form S-3. The Commission allows this filing to "incorporate by reference" information that we have previously filed with the Commission. This means that we can disclose important information to you by referring you to other documents that we have filed with the Commission. The information that is incorporated by reference is considered part of this prospectus, and information that we file later will automatically update and may supersede this information. For further information about us and the securities being offered, you should refer to the registration statement and the following documents that are incorporated by reference:

  Our annual report on Form 10-K for the fiscal year ended June 30, 2015, filed with the Commission on September 28, 2015;

  Our definitive proxy statement for our 2015 annual meeting of stockholders, filed with the Commission on October 28, 2015;

  Our quarterly report on Form 10-Q for the quarter ended September 30, 2015, filed with the Commission on November 12, 2015;

  Our current reports on Form 8-K filed with the Commission on August 17, 2015, September 23, 2015, October 1, 2015, November 12, 2015, November 24, 2015 and December 16, 2015;

  All other reports filed by us pursuant to Section 13(a) or 15(d) of the Securities and Exchange Act of 1934 (the "Exchange Act") since the end of the fiscal year covered by the annual report on Form 10-K referred to above; and

  The description of our common stock contained in Forms 8-A filed on April 23, 2010 and amended on April 29, 2010 and any amendments or reports filed for the purpose of updating such description.

All documents filed by us subsequent to those listed above with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the termination of the rights offering (including all such documents filed with the Commission after the date of the initial registration statement and prior to the effectiveness of the registration statement), shall be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You may request a copy of all documents that are incorporated by reference in this prospectus by writing or telephoning us at the following address and number: S&W Seed Company, 7108 North Fresno Street, Suite 380, Fresno, CA 93720, telephone (559) 884-2535. We will provide copies of all documents requested (not including exhibits to those documents, unless the exhibits are specifically incorporated by reference into those documents or this prospectus) without charge.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement on Form S-3 filed with the Commission under the Securities Act. This prospectus does not contain all the information set forth in the registration statement because certain information has been incorporated into the registration statement by reference in accordance with the rules and regulations of the Commission. Please review the documents incorporated by reference for a more complete description of the matters to which such documents relate.

We are subject to the informational reporting requirements of the Exchange Act. In accordance with the Exchange Act, we file reports, proxy statements, and other information with the Commission. You can inspect and copy these reports, proxy statements and other information at the Public Reference Room of the Commission, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our Commission filings are also available on the Commission's website. The address of this site is http://www.sec.gov.

Our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act are made available free of charge on our website at www.swseedco.com as soon as reasonably practicable after we electronically file such material with, or otherwise furnish it to, the Commission. Information on our website is not incorporated by reference in this prospectus and is not a part of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The estimated expenses of the offering, all of which are to be borne by the Registrant, are as follows:

SEC Registration Fee		$490
Accounting Fees and Expenses *
Legal Fees and Expenses *
Miscellaneous *
Total*	$

______________
* To be provised by amendment

Item 15. Indemnification of Directors and Officers.

Nevada Revised Statutes ("NRS") 78.138(7) provides that, subject to certain very limited statutory exceptions or unless the articles of incorporation provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders for any damages as a result of any act or failure to act in his or her capacity as a director or officer, unless it is proven that the act or failure to act constituted a breach of his or her fiduciary duties as a director or officer and such breach involved intentional misconduct, fraud or a knowing violation of law.

NRS 78.7502(1) empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise (an "Indemnified Party"), against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the Indemnified Party in connection with such action, suit or proceeding if the Indemnified Party would not be liable pursuant to NRS 78.138 or the Indemnified Party acted in good faith and in a manner the Indemnified Party reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe the Indemnified Party's conduct was unlawful.

NRS 78.7502(2) empowers a corporation to indemnify any Indemnified Party who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor against expenses (including amounts paid in settlement and attorneys' fees actually and reasonably incurred by such Indemnified Party) in connection with the defense or settlement of such action or suit if such Indemnified Party would not be liable pursuant to NRS 78.138 or such Indemnified Party acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which the Indemnified Party shall have been adjudged to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which such action or suit was brought determines upon application that in view of all the circumstances, the Indemnified Party is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

NRS 78.7502(3) provides that to the extent an Indemnified Party has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in Subsection 1 or 2 of NRS 78.7502 described above or in the defense of any claim, issue or matter therein, the corporation shall indemnify the Indemnified Party against expenses (including attorneys' fees) actually and reasonably incurred by the Indemnified Party in connection therewith.

NRS 78.751(1) provides that any discretionary indemnification pursuant to NRS 78.7502, unless ordered by a court or advanced pursuant to NRS 78.751(2), may be made by a corporation only as authorized in the specific case upon a determination that indemnification of the Indemnified Person is proper in the circumstances. Such determination must be made (a) by the stockholders, (b) by the board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding, (c) if a majority vote of a quorum of such disinterested directors so orders, by independent legal counsel in a written opinion, or (d) by independent legal counsel in a written opinion if a quorum of such disinterested directors cannot be obtained.

NRS 78.751(2) provides that a corporation's articles of incorporation or bylaws or an agreement made by the corporation may require the corporation to pay the expenses of officers and directors incurred in defending a civil or criminal action, suit or proceeding as such expenses are incurred and in advance of the final disposition, upon receipt by the corporation of an undertaking by or on behalf of the officer or director to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the corporation. The provisions of NRS 78.751(2) do not affect any rights to advancement of expenses to which corporate personnel other than officers and directors may be entitled under contract or otherwise by law.

NRS 78.751(3) provides that indemnification pursuant to NRS 78.7502 and advancement of expenses authorized in or ordered by a court pursuant to NRS 78.751 does not exclude any other rights to which an Indemnified Party may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or in another capacity while holding his or her office; provided, however, that unless ordered by a court pursuant to NRS 78.7502 or for the advancement of expenses pursuant to NRS 78.751(2), indemnification may not be made to or on behalf of any director or officer of the corporation if a final adjudication establishes that his or her acts or omissions involved intentional misconduct, fraud or a knowing violation of the law which was material to the cause of action. Additionally, the scope of such indemnification and advancement of expenses shall continue as to an Indemnified Party who has ceased to hold one of the positions specified above, and shall inure to the benefit of his or her heirs, executors and administrators.

NRS 78.752 empowers a corporation to purchase and maintain insurance or make other financial arrangements on behalf of an Indemnified Party for any liability asserted against such Indemnified Party or liability and expenses incurred by such Indemnified Party, whether or not the corporation has the authority to indemnify such person against such liability and expenses.

The Bylaws of the registrant provide for indemnification of Indemnified Parties substantially identical in scope to that permitted under the NRS. Such Bylaws provide that the expenses of directors and officers of the registrant incurred in defending any action, suit or proceeding, whether civil, criminal, administrative or investigative, must be paid by the registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the registrant.

In addition to indemnification provided in the registrant's Bylaws, the registrant has entered into agreements to indemnify the directors and executive officers of the registrant and directors of the Registrant's wholly owned subsidiaries. These agreements require that the registrant indemnify the directors and officers against all expenses incurred by any such person arising out of such person's service as a director or officer of the registrant or its subsidiaries, to the fullest extent permitted by applicable law and to any greater extent that applicable law may in the future permit. The registrant has also purchased insurance coverage for such directors and officers with respect to litigation and other costs and liabilities arising out of their actual or alleged misconduct.

The above-described provisions relating to the indemnification of directors and officers are sufficiently broad to permit the indemnification of such persons in certain circumstances against liabilities (including reimbursement of expenses incurred) arising under the Securities Act. Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers or persons controlling us pursuant to applicable state law, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits.

The list of exhibits in the Exhibit Index to this registration statement is incorporated herein by reference.

Item 17. Undertakings.

The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales of the registered securities are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) (  230.424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that,

Paragraphs (1)(i), (1)(ii) and (1)(iii) of this undertaking do not apply if the registration statement is on Form S-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2) That, for determining liability under the Securities Act, each such post-effective amendment shall be treated as a new registration statement of the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(a)  Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(b)  Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)  If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use;

(5) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities, other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding, is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Fresno, California on December 21, 2015.

S&W SEED COMPANY By: /s/ Mark S. Grewal Mark S. Grewal President and Chief Executive Officer

POWER OF ATTORNEY

We, the undersigned directors and officers of S&W Seed Company do hereby constitute and appoint Mark S. Grewal and Matthew K. Szot or either of them, our true and lawful attorneys and agents, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement, or any related registration statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Mark S. Grewal Mark S. Grewal	President, Chief Executive Officer and Director (Principal Executive Officer)	December 21, 2015

/s/ Matthew K. Szot Matthew K. Szot	Executive Vice President, Finance and Administration and Chief Financial Officer (Principal Financial and Accounting Officer)	December 21, 2015

/s/ Mark J. Harvey Mark J. Harvey	Chairman of the Board	December 21, 2015

/s/ Glen D. Bornt Glen D. Bornt	Director	December 21, 2015

/s/ Michael M. Fleming Michael M. Fleming	Director	December 21, 2015

/s/ Alexander C. Matina Alexander C. Matina	Director	December 21, 2015

/s/ Charles B. Seidler	Director	December 21, 2015
Charles B. Seidler

/s/ William S. Smith William S. Smith	Director	December 21, 2015

/s/ Grover T. Wickersham Grover T. Wickersham	Director	December 21, 2015

/s/ Mark Wong	Director	December 21, 2015
Mark Wong

INDEX TO EXHIBITS

Exhibit No.	Description

4.1	Form of Common Stock Certificate(1)
4.2	Form of Underwriter Warrant issued to Rodman & Renshaw, LLC(2)
4.3	Securities Purchase Agreement between the Registrant and MFP Partners, L.P., dated December 31, 2014(3)
4.4	Form of Securities Purchase Agreement between the Registrant and each of the purchasers of 8% Senior Secured Convertible Debentures and Common Stock Purchase Warrants, dated December 30, 2014(3)
4.5	Form of 8% Senior Secured Convertible Debentures(3)
4.6	Form of Common Stock Purchase Warrant(3)
4.7	Securities Purchase Agreement between the Registrant and MFP Partners, L.P., dated November 23, 2015(4)
5.1*	Opinion of Jolie Kahn, Esq.
23.1	Consent of Crowe Horwath LLP(5)
23.2	Consent of M&K CPAS PLLC(5)
23.3*	Consent of Jolie Kahn, Esq. (included in Exhibit 5.1)
24.1	Powers of Attorney (included on page II-6)

_________

* To be filed by amendment.

(1) Incorporated by reference to the Registrant's Registration Statement on Form S-1 (File No. 333-1749599), filed with the Commission on March 26, 2010.

(2) Incorporated by reference to the Registrant's Current Report on Form 8-K, filed with the Commission on May 18, 2012.

(3) Incorporated by reference to the Registrant's Current Report on Form 8-K, filed with the Commission on December 31, 2014.

(4) Incorporated by reference to the Registrant's Current Report on Form 8-K, filed with the Commission on November 24, 2015.

(5) Filed herewith.